Filed pursuant to Rule 424(b)(3) File No. 333-265889

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to Prospectus and Statement of Additional Information dated September 27, 2022 as may be supplemented and/or revised from time to time

1. The following replaces the fifth paragraph under “The Adviser” in “Management of the Trust” in the Trust’s Prospectus:

Peter Campo, Catherine C. McDermott and Daniel P. McElaney are the portfolio managers of the Trust. Mr. Campo and Ms. McDermott are Managing Directors of Morgan Stanley and Vice Presidents of Eaton Vance. Mr. McElaney is an Executive Director of Morgan Stanley and a Vice President of Eaton Vance. Ms. McDermott and Mr. McElaney have managed the Trust since March 2019, and Mr. Campo has managed the Trust since June 12, 2025. Ms. McDermott and Mr. McElaney have been employees of the Morgan Stanley organization for more than five years and manage other Eaton Vance funds. Mr. Campo has been an employee of the Morgan Stanley organization since April 2025 and manages other Eaton Vance funds. Prior to joining Morgan Stanley, Mr. Campo worked at Goldman Sachs as Global Co-Head of High Yield & Bank Loan Credit since March 2018. Prior to joining Goldman Sachs, Mr. Campo served for more than 15 years as a Portfolio Manager and senior credit analyst on the Floating-Rate Loan team at Eaton Vance.

2. The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services” in the Trust’s SAI:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Peter Campo(1)
Registered Investment Companies(2)	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Catherine C. McDermott
Registered Investment Companies(2)	7	$4,472.3	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Daniel P. McElaney
Registered Investment Companies(2)	4	$1,704.7	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
(1)	As of April 30, 2025.
(2)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
Peter Campo(1)	None	None
Catherine C. McDermott	None	Over $1,000,000
Daniel P. McElaney	None	$100,001 - $500,000
(1)	As of April 30, 2025.

June 12, 2025